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                                                                   Exhibit 4.18


             SECOND AMENDMENT TO CONSULTING AGREEMENT DATED 5/30/96


        This Second Amendment to the Consulting Agreement dated May 30, 1996 entered into as of and effective August 28, 1996 by and between POLLUTION RESEARCH & CONTROL CORP., a California corporation (herein referred to as the "Company") and LIVIAKIS FINANCIAL COMMUNICATIONS, INC., a California corporation (herein referred to as the "Consultant").

                                    RECITALS

        WHEREAS, Company and Consultant entered into a Consulting Agreement dated May 30, 1996 (the "Agreement"); and

        WHEREAS, the Company and Consultant amended such Agreement effective July 31, 1996; and

        WHEREAS, Company and Consultant desire to make a second amendment to such Agreement;

        NOW THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

        1. Section 1. of the Agreement, "Term of Consultancy", is hereby amended to read in full as follows:

        Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company, and the Consultant hereby agrees to provide services to the Company, for a term of seven (7) months commencing on May 30, 1996 and ending on December 31, 1996.

        2. Section 2. of the Agreement, "Duties of the Consultant", is hereby amended by adding subsection (k) to read as follows:

                (k.) Commencing on October 1, 1996 and for the balance of the term of the Agreement, it is understood and agreed that Consultant in the performance of its duties hereunder will only be required to respond to inquiries regarding the Company, assist the Company in preparing and disseminating its press releases, and arrange for investor conference call presentations, and will not be required to make any proactive initiatives to create sponsorship in the Company's common stock.

        3. Subsection 4.1 of the Agreement, "Remuneration", is hereby amended to read in full as follows:

        4.1 For undertaking this engagement and for other good and valuable consideration, the Company agrees to issue and deliver to the Consultant a "Commencement Bonus" payable in the form of 1,300,000 options (the "Options") entitling the Consultant the right to purchase shares of the Company's Common Stock. The Option Agreements will be amended as promptly as possible to reflect the terms of this Subsection 4.1 as amended by the Second Amendment to the Agreement. Among other things, the Options will contain the following terms and conditions:

                1. 1,000,000 of the Options will be exercisable at a price of ninety-four Cents ($.94); and 300,000 of the Options will be exercisable at a price of One Dollar and twenty five Cents ($1.25);

                2. the Options will be exercisable any time after January 31, 1997 and for the remainder of the four year period;

                3. the Options will contain no call and/or redemption provisions;

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PRCC Second Amendment
August 28, 1996
Page 2 of 2


              4. the shares of common stock issuable upon the exercise of the Options will be included in the next appropriate registration done by the Company, which shall be no later than January 31, 1997. All registration costs shall be borne solely by the Company.

        4. The Commencement Bonus shall be issued to the Consultant promptly following execution of this Agreement and shall, when issued and delivered to Consultant, be fully paid and non-assessable. The Company understands and agrees that Consultant has foregone significant opportunities to accept this engagement and that the Company has derived substantial benefit from the execution of this Agreement and the ability to announce its relationship with Consultant. The 1,300,000 Options issued as a Commencement Bonus, therefore, constitute payment for Consultant's agreement to represent the Company and are a nonrefundable, non-apportionable, and non-ratable retainer; such Options are not a prepayment for future services. Seventy-five percent (75%) of each of the various Options issued pursuant to this Agreement shall be evidenced by option agreements issued in the name of Liviakis Financial Communications, Inc. and twenty-five percent (25%) of each of the various Options issued pursuant to this Agreement shall be evidenced by option agreements issued in the name of Robert B. Prag ("Prag").

        5. It is acknowledged by the parties that the proposal to enter into this Second Amendment was solely that of the Company and not that of the Consultant, and that the Consultant has agreed to the terms of this Second Amendment at the request of the Company. Moreover, it is agreed and understood that the Consultant is in good standing with the Company and the Consultant has in no way committed any breach of the Consulting Agreement.

        Except as specifically modified herein, the Agreement as previously modified by the First Amendment thereto is hereby ratified and confirmed.


"Company":            POLLUTION RESEARCH & CONTROL CORP.


Date: 8/30/96         By: /s/  ALBERT E. GOSSELIN
      -------             ---------------------------
                               Albert E. Gosselin,
                               Chairman and CEO


"Consultant":         LIVIAKIS FINANCIAL COMMUNICATIONS, INC.


Date: 8/28/96         By: /s/  JOHN M. LIVIAKIS     /s/  ROBERT B. PRAG
      -------             ----------------------    ------------------------
                               John M. Liviakis          Robert B. Prag
                               President                 Sr. Vice President